 GLOBALSTAR ANNOUNCES FIRST QUARTER 2016 RESULTS

Covington, LA - (May 5, 2016) - Globalstar, Inc. (NYSE MKT: GSAT) today announced its financial results for the quarter ended March 31, 2016.

Jay Monroe, Chairman and CEO of Globalstar, commented, “Total revenue during the first quarter of 2016 grew 4% over the prior year’s first quarter as we continue to grow and diversify our subscriber base internationally, even in the face of continued currency exchange rate pressure. Service revenue, which improved 9% over the same period, drove a nearly 60% increase of Adjusted EBITDA as our service revenue generates higher margins than equipment sales. As it relates to our second-generation ground network, we appreciate the working relationships we developed with both Hughes Network Systems and Ericsson over the years as these contracts near completion. In concert with the Globalstar network engineers, Hughes is completing final over-the-air testing, and Ericsson is working on its last tests allowing us to go live soon. We look forward to the revenue growth opportunities that the new ground system will provide, beginning with the introduction of a set of new products across Duplex, SPOT, and commercial Simplex. Finally, although we continue to be pleased with the progress made in our FCC proceeding, as we have previously stated, given its current status and in deference to the Commission’s deliberative process, we will not provide additional comment at this time."

Revenue

Total revenue for the first quarter of 2016 was $21.8 million compared to $21.0 million for the first quarter of 2015, an increase of $0.8 million, or 4%. This increase was driven by higher service revenue resulting from 6% growth in our ending subscriber base, offset partially by a decrease in revenue generated from equipment sales. The continued shift to a larger percentage of revenue from service revenue, which has a higher margin, and away from equipment sales revenue, is contributing to increasing EBITDA. The continued appreciation of the U.S. dollar during the first quarter of 2016 negatively impacted revenue as our international subsidiaries' revenue is converted to dollars at lower exchange rates than the rates prevailing in the first quarter of 2015. Total revenue would have increased by $1.3 million, or 6%, if there had been no change in foreign exchange rates from the first quarter of 2015.

Service revenue increased $1.6 million, or 9%, to $18.7 million in the first quarter of 2016 compared to $17.1 million in the first quarter of 2015. The largest driver of this increase was growth in SPOT service revenue, which increased $1.6 million, or 21%. Higher SPOT ARPU and average subscribers, which each increased 10%, propelled this growth. Also contributing to the increase in service revenue was an increase in Duplex service revenue driven by a 13% increase in average Duplex subscribers from the first quarter of 2015. This increase was offset partially by a reduction in Duplex ARPU. The increase in Duplex subscribers reflected primarily growth outside of North America. Although this growth increases our subscriber base and is consistent with our stated international strategy, an increased percentage of non-North American subscribers decreases consolidated ARPU because overseas subscribers generally select lower priced rate plans.

Subscriber equipment sales revenue was $3.1 million in the first quarter of 2016 compared to $3.9 million for the first quarter of 2015. Duplex equipment sales revenue, which accounted for $0.7 million of the total decrease, was lower due to a reduction in the average selling price of our mobile phones in March 2015 in advance of the transition to our second-generation products.

Net Loss

Net loss was $26.9 million for the first quarter of 2016 compared to net loss of $129.7 million for the first quarter of 2015. This decrease resulted primarily from the impact of non-cash, non-operating losses of $1.3 million in the first quarter of 2016 compared to $107.9 million in the first quarter of 2015 due to changes in the value of derivative liabilities. Changes in our stock price are the principal cause of these changes in value.

Adjusted EBITDA

Adjusted EBITDA increased 58% to $4.9 million from $3.1 million for the quarters ended March 31, 2016 and 2015, respectively. This increase was due to a $0.8 million increase in revenue coupled with a $1.0 million decrease in expenses (excluding EBITDA adjustments). The decrease in expenses was driven almost entirely by lower cost of subscriber equipment sales even as we increased the number of our subscribers as discussed above.

CONFERENCE CALL
The Company will conduct an investor conference call on May 5, 2016 at 5:00 p.m. ET to discuss its first quarter 2016 financial results.

Details are as follows:
Conference Call:
5:00 p.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (888) 771-4371 (US and Canada), 1 (847) 585-4405 (International) and use the participant pass code 42270024.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 7:30 p.m. ET on May 5, 2016. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4227 0024#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services, leveraging the world’s most modern mobile satellite communications network. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor contact information:

Email
investorrelations@globalstar.com

Phone
(985) 335-1538

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Service revenues	$18,749	$17,107
Subscriber equipment sales	3,087	3,915
Total revenue	21,836	21,022
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	7,591	7,434
Cost of subscriber equipment sales	2,178	3,131
Marketing, general and administrative	8,610	8,596
Depreciation, amortization, and accretion	19,155	19,046
Total operating expenses	37,534	38,207
Loss from operations	(15,698)	(17,185)
Other income (expense):
Interest income and expense, net of amounts capitalized	(9,105)	(8,517)
Derivative loss	(1,344)	(107,865)
Other	(609)	4,068
Total other income (expense)	(11,058)	(112,314)
Loss before income taxes	(26,756)	(129,499)
Income tax expense	191	228
Net loss	$(26,947)	$(129,727)

Net loss per common share:
Basic	$(0.03)	$(0.13)
Diluted	(0.03)	(0.13)
Weighted-average shares outstanding:
Basic	1,041,028	1,000,845
Diluted	1,041,028	1,000,845

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net loss	$(26,947)	$(129,727)

Interest income and expense, net	9,105	8,517
Derivative loss	1,344	107,865
Income tax expense	191	228
Depreciation, amortization, and accretion	19,155	19,046
EBITDA	2,848	5,929

Non-cash compensation	906	964
Research and development	532	311
Foreign exchange and other	609	(4,068)
Adjusted EBITDA (1)	$4,895	$3,136

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, R&D costs associated with the development of new products, and certain other significant charges. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	March 31,
	2016		2015
	Service	Equipment	Service	Equipment
Revenue
Duplex	$6,334	$848	$6,165	$1,509
SPOT	9,101	961	7,515	1,058
Simplex	2,365	933	2,287	1,187
IGO	244	303	224	122
Other	705	42	916	39
	$18,749	$3,087	$17,107	$3,915

Average Subscribers
Duplex	77,372		68,509
SPOT	267,523		243,448
Simplex	300,975		287,684
IGO	38,999		38,725

ARPU (1)
Duplex	$27.29		$30.00
SPOT	11.34		10.29
Simplex	2.62		2.65
IGO	2.08		1.92

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.